Exhibit 99.2

FOR IMMEDIATE RELEASE

TMS International Corp. Appoints Joseph Curtin Chairman of its

Board of Directors; Accepts Resignation of Michael Coslov from Board

PITTSBURGH, PA, August 17, 2011 – TMS International Corp. (NYSE: TMS), the parent company of Tube City IMS Corporation, a leading provider of outsourced industrial services to steel mills globally, today announced that Joseph Curtin has been elected to serve as Chairman of the TMS Board of Directors effective August 16, 2011. Mr. Curtin will continue to serve as President and Chief Executive Officer of TMS. He has served on the company’s Board of Directors since August 2009.

“It’s an honor to be appointed as Chairman of the Board,” Mr. Curtin said. “I’m excited by this opportunity and look forward to continue working with the Board in building and expanding on the company’s successful legacy of outstanding accomplishments and creating value for our customers and shareholders.”

Mr. Curtin, 65, has been in the steel industry since 1977 and joined Tube City IMS in 1983. He received a bachelor’s degree from the University of Pittsburgh in 1968 and a master’s degree in business administration from Duquesne University in 1977.

The Company also announced that Michael Coslov has resigned from the TMS International Board of Directors effective August 16, 2011. Mr. Coslov has served as Non-Executive Chairman of the Board since August 2009. Mr. Coslov, 69, began his career with the company in 1965 and served as the Chief Executive Officer of the company and its various predecessors from June 1987 through August 2009.

Mr. Curtin added, “The Board of Directors thanks Michael for his years of service to the company. We are grateful to Michael for his contributions to the Board and his longstanding dedication to the company.”

“TMS International is truly a remarkable company and I will miss my involvement with it. I am proud to have been associated with such a talented and dedicated group of people for the past 50 years, and to have contributed to the company’s growth and success,” Mr. Coslov said.

About TMS International Corp.

TMS International Corp., through its subsidiaries, including Tube City IMS Corporation, is the largest provider of outsourced industrial services to steel mills in North America as measured by revenue and has a substantial and growing international presence. The company provides services at 78 customer sites in 10 countries and operates a global raw materials procurement network with 26 offices in 11 countries spanning five continents.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the company’s business strategies, estimates of future global steel production and other market metrics and the company’s expectations concerning future operations, margins, profitability, liquidity and capital resources. Although the company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the company’s actual results, performance or achievements to be materially different. Additional information relating to factors that may cause actual results to differ from the company’s forward-looking statements can be found in the company’s Registration Statement on Form S-1. The company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Contacts Media Contact Jim Leonard 412-267-5226	Investor Contact Richard Zubek Solebury Communications 203-428-3230

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